Exhibit 4.58

PREFERRED SHARE PURCHASE AGREEMENT

THIS PREFERRED SHARE PURCHASE AGREEMENT (this “Agreement”) is entered into on October 27, 2020 (the “Execution Date”) by and among:

(1)

TTP CAR INC., an exempted company with limited liability duly incorporated in the Cayman Islands with registered office address at the offices of Vistra (Cayman) Limited, P.O. Box 31119 Grand Pavilion, Hibiscus Way, 802 West Bay Road, Grand Cayman, KY1 - 1205 Cayman Islands (the “Company”);

(2)	TTP CAR (HK) LIMITED, a company duly incorporated and validly existing under the Laws of Hong Kong (the “HK Company”);

(3)	SHANGHAI JINPAI E-COMMERCE CO., LTD. (上海谨拍电子商务有限公司), a wholly foreign owned company duly incorporated and validly existing under the Laws of the PRC (“Shanghai Jinpai” or the “WFOE”);

(4)	SHANGHAI JINWU AUTO TECHNOLOGY CONSULTANT CO., LTD. (上海谨务 汽车技术咨询有限公司), a limited liability company duly incorporated and validly existing under the Laws of the PRC (“Shanghai Jinwu”);

(5)	SUQIAN TTP CAR TECHNOLOGY CO., LTD. (宿迁天天拍车汽车科技有限公司), a limited liability company duly incorporated and validly existing under the Laws of the PRC (“Suqian TTPai”);

(6)	TTP CAR (JIANGSU) FINANCE LEASING CO., LTD. (天天拍车（江苏）融资租 赁有限公司), a limited liability company duly incorporated and validly existing under the Laws of the PRC (“Jiangsu TTPai”);

(7)

SHANGHAI ANTUO OLD VEHICLE BROKER CO., LTD. (上海安拓旧机动车经 纪有限公司), a limited liability company duly incorporated and validly existing under the Laws of the PRC (“Shanghai Antuo” together with Shanghai Jinpai, Shanghai Jinwu, Suqian TTPai, Jiangsu TTPai, collectively, the “PRC Domestic Companies” and each a “PRC Domestic Company”);

(8)	Weiwei WANG (汪薇薇), a citizen of the PRC whose PRC identification number is ****** (the “Founder”);

(9)	GOLD REGENT INVESTMENT LIMITED, a company duly incorporated and validly existing under the Laws of the British Virgin Islands (“Gold Regent”);

(10)	Gold TTP Ltd, a company duly incorporated and validly existing under the Laws of the British Virgin Islands (“Gold TTP”);

(11)	Gold Auto Ltd, a company duly incorporated and validly existing under the Laws of the British Virgin Islands (“Gold Auto”);

(12)

GOLD INFINITY HOLDINGS LIMITED, a company duly incorporated and validly existing under the Laws of the British Virgin Islands (“Gold Infinity”, together with the Founder, Gold TTP, Gold Auto and Gold Regent, the “Founder Parties” and each a “Founder Party”); and

(13)	AUTO PAI LTD, a company duly incorporated and validly existing under the Laws of the British Virgin Islands (the “Investor” or “Autohome”).

Each of the parties to this Agreement is referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

(A)

The Group (as defined below) has been engaged in the business of operation of auction platform for used autos (the “Business”). The details of the Company as at the date of hereof are set out in SCHEDULE 1.

(B)

The Company seeks expansion capital to grow the Business and, correspondingly, seeks to secure an investment from the Investor. The Investor agrees to invest in the Company by subscribing for, and the Company agrees to issue and sell to the Investor, certain Preferred Shares pursuant to the terms and subject to the conditions hereof.

(C)

In addition to the issuance of Preferred Shares, the Company agrees to issue the Special Bonds (as defined below) to the Investor from time to time following the First Closing upon the request of the Investor, pursuant to the terms of this Agreement.

(D)

In addition to the investment by the Investor, on or prior to the First Closing, the Company will enter into certain Share Repurchase Agreements with its certain existing shareholders (each a “Selling Shareholder”) regarding the repurchase by the Company of certain Equity Securities (as defined below) held by such Selling Shareholders (collectively, the “Repurchase Agreements” and the Equity Securities to be repurchased under the Repurchase Agreements, collectively, the “Repurchased Securities”), and SCHEDULE 7 hereto sets forth a complete list of the Selling Shareholders, the number and type of Repurchased Securities, and the aggregate consideration to be paid thereunder.

(E)

Simultaneously with the First Closing, the Company and all of the Selling Shareholders will consummate the sale and repurchase of Repurchased Securities as contemplated by all of the Repurchase Agreements in accordance with their respective terms and conditions.

(F)	The Parties intend to enter into this Agreement and make the respective warranties, covenants and agreements as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.	DEFINITIONS

1.1	Definitions. In this Agreement:

“Action”	means any charge, claim, action, complaint, petition, investigation, appeal, suit, litigation, grievance, inquiry or other proceeding, whether administrative, civil, regulatory or criminal, whether at law or in equity, or otherwise under any applicable Law, and whether or not before any mediator, arbitrator or Governmental Authority;

“Affiliate(s)”	means, with respect to a Person, any other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with such Person;

“Announcement No. 7”	means the State Taxation Administration of Public Notice Regarding Certain Enterprise Income Tax Matters on Indirect Transfer of Properties by Non Resident Enterprises (《国家税务总局关于非居民企业间接转 让 财 产 企 业 所 得 税 若 干 问 题 的 公 告 》) (Announcement [2015] No. 7), and any amendment, implementing rules, or official interpretation thereof or any replacement, successor or alternative legislation having the same subject matter thereof;

“Associate”	means, with respect to any Person, (1) a corporation or organization (other than the Group Companies) of which such Person is an officer or partner or is, directly or indirectly, the record or beneficial owner of ten (10) percent or more of any class of Equity Securities of such corporation or organization, (2) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar capacity, or (3) any relative or spouse of such Person, or any relative of such spouse;

“Autohome Competitor”	means (i) any Person operating the business as listed in SCHEDULE 14; (ii) any other Person (other than any Group Company) that primarily engages in the Business and/or any other business that is in direct competition with the principal business of the Investor and its Subsidiaries, and (iii) the Affiliates of the Persons referred to in (i) and (ii);

“Benefit Plan”	means any deferred compensation contract, bonus plan, incentive plan, profit sharing plan, mandatory provident scheme, occupational retirement scheme, retirement contract or any other plan which provides or provided benefits for employee, officer, consultant, and/or director of a Person or with respect to which contributions are, or have been, made on account of any employee, officer, consultant, and/or director of such a Person;

“Board”	means the board of directors of the Company;

“Bond”	means the bond issued by the Company to Autohome Inc. on June 11, 2018, pursuant to the CB Investment Agreement;

“Business Day”	means any day that is not a Saturday, Sunday, public holiday or other day on which commercial banks are required or authorized by Law to be closed in the Cayman Islands, Hong Kong or the PRC;

“CB Investment Agreement”	means the Investment Agreement relating to US$100,000,000 8.0 per cent. Convertible Bond and Other Convertible Bonds Issued by the Company dated June 6, 2018;

“CFC”	means a controlled foreign corporation as defined in the Code;

“Charter Documents”	means, with respect to a particular legal entity, the articles or certificate of incorporation, formation or registration (including, if applicable, certificates of change of name), memorandum of association, articles of association, bylaws, articles of organization, limited liability company agreement, limited partnership agreement, trust deed, trust instrument, operating agreement, joint venture agreement, business license, or similar or other constitutive, governing, or charter documents, or equivalent documents, of such entity;

“Code”	means the United States Internal Revenue Code of 1986, as amended;

“Company IT Assets”	means all software, systems, servers, computers, hardware, firmware, middleware, networks, data, data communications lines, routers, hubs, switches and all other information technology equipment, and all associated documentation owned by or licensed, pursuant to valid and enforceable license agreements, to the Company and its Subsidiaries;

“Confidential Data”	means any and all non-public information of the Discloser and includes, without limitation, information relating to: (a) the technical specifications of the Discloser’s current and future products or service; (b) the development, research, testing, marketing and financial activities and business methods of the Discloser; (c) the identity, contact information, order histories, profile information and special needs of the customers or suppliers of the Discloser; (d) the people and organizations with whom the Discloser has business relationships and those relationships; (e) any information that is disclosed in writing and marked as confidential or is disclosed orally as confidential and sent to the Recipient within thirty (30) days of the oral disclosure; and (f) any Intellectual Property of the Discloser;

“Contract”	means, as to any Person, any contract, agreement, undertaking, understanding, indenture, note, bond, loan, instrument, lease, mortgage, deed of trust, franchise, or license to which such Person is a party or by which such Person or any of its property is bound, whether oral or written;

“Consent”	means any consent, approval, authorization, release, waiver, permit, grant, franchise, concession, agreement, license, exemption or order of, registration, certificate, declaration or filing with, or report or notice to, any Person, including any Governmental Authority;

“Control”	means, with respect to a Person, the power or authority, whether exercised or not, to direct the business, management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; provided, that such power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the members or shareholders of such Person or power to control the composition of a majority of the board of directors of such Person. The term “Controlled” has meanings correlative to the foregoing;

“Control Document”	the Contracts entered into by the WFOE, each of Shanghai Jinwu and Shanghai Antuo, the Founder, and certain other parties, whereby the WFOE obtains effective Control of each of Shanghai Jinwu and Shanghai Antuo for the purposes of consolidating financing statements under U.S. GAAP, including (i) Exclusive Option Agreement (排他性购买权协议) by and between Shanghai Jinpai and the Founder dated August 31, 2015; (ii) Equity Pledge Agreement (股权质 押协议 ) by and between Shanghai Jinpai and the Founder dated August 31, 2015; (iii) Proxy Agreement (股东表决权委托协议) by and among Shanghai Jinpai, Shanghai Jinwu and the Founder dated August 31, 2015; (iv) Exclusive Support Service Contract (独家支持服务 合同 ) by and between Shanghai Jinpai and Shanghai Jinwu dated August 31, 2015; (v) Exclusive Option Agreement ( 排 他 性 购 买 权 协 议 ) by and among Shanghai Jinpai, the Founder and Yu Butao dated August 31, 2015; (vi) Equity Pledge Agreement (股权质押协议) by and among Shanghai Jinpai, the Founder and Yu Butao dated August 31, 2015; (vii) Proxy Agreement (股 东 表 决 权 委 托 协 议 ) by and among Shanghai Jinpai, Shanghai Antuo, the Founder and Yu Butao dated August 31, 2015; and (viii) Exclusive Support Service Contract (独家支持服务合同) by and between Shanghai Jinpai and Shanghai Antuo dated August 31, 2015;

“Conversion Shares”	means, the Ordinary Shares issuable upon conversion of any Shares;

“Data Sharing Period”	means the period starting from the First Closing Date through the date on which the Investor or any of its Subsidiaries engages in the Business or makes equity investment in a third party (other than the Group Companies) which primarily engages in the Business;

“Disclosure Schedule”	means a disclosure schedule, in the form agreed between the Company and the Investor, dated as of the date of this Agreement, and executed by the Company and acknowledged by the Investor;

“Equity Securities”	means, with respect to any Person that is a legal entity, any and all shares of capital stock, membership interests, units, profits interests, ownership interests, equity interests, registered capital, and other equity securities of such Person, and any right, warrant, option, call, commitment, conversion privilege, preemptive right or other right to acquire any of the foregoing, or security convertible into, exchangeable or exercisable for any of the foregoing;

“FCPA”	means the Foreign Corrupt Practices Act of the United States;

“Founder Holding Company”	means each of Gold Regent and Gold Infinity;

“Governmental Authority”	means any government of any nation, federation, province or state or any other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any governmental authority, agency, department, board, commission or instrumentality of any country, or any political subdivision thereof, any court, tribunal or arbitrator, and any self-regulatory organization;

“Governmental Order”	means any applicable order, ruling, decision, verdict, decree, writ, subpoena, mandate, precept, command, directive, consent, approval, award, judgment, injunction or other similar determination or finding by, before or under the supervision of any Governmental Authority;

“Group”	means the Company and its Subsidiaries, including without limitation, the HK Company, and each PRC Domestic Company;

“Group Compan(ies)”	means any member of the Group;

“Hong Kong”	means the Hong Kong Special Administrative Region of the PRC;

“Indebtedness”	of any Person means, without duplication, each of the following of such Person: (i) all indebtedness for borrowed money, (ii) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables entered into in the ordinary course of business), (iii) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (iv) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced that are incurred in connection with the acquisition of properties, assets or businesses, (v) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (vi) all obligations that are capitalized (including capitalized lease obligations), (vii) all obligations under banker’s acceptance, letter of credit or similar facilities, (viii) all obligations to purchase, redeem, retire, defease or otherwise acquire for value any Equity Securities of such Person, (ix) all obligations in respect of any interest rate swap, hedge or cap agreement, (x) all guarantees issued in respect of the Indebtedness referred to in clauses (i) through (ix) above of any other Person, but only to the extent of the Indebtedness guaranteed; (xi) all indebtedness of the type described in clauses (i) through (x) above secured by any Lien existing on property owned by such Person, and (xii) any accrued interest, prepayment premiums or penalties related to any of the foregoing;

“Insolvency Event”	means, in respect of any Person:

(a) the person is unable to or states that it is unable to pay its debts as they fall due or stops or threatens to stop paying its debts as they fall due;

(b) any Indebtedness of the Person is subject to a moratorium;

(c)   a liquidator, provisional liquidator or administrator has been appointed to the Person, a controller has been appointed to any property of the Person or an event occurs which gives any other Person a right to seek such an appointment;

(d)   an order has been made, a resolution has been passed or proposed in a notice of meeting or in an announcement to any recognized securities exchange, or an application to court has been made for the winding up or dissolution of the Person or for the entry into of any arrangement, compromise or composition with, or assignment for the benefit of, creditors of the Person or any class of them;

(e) a trustee has been appointed to take control of the property of the Person in connection with a proposal to enter into a personal insolvency agreement;

(f)   an order has been made or an application to court has been made for bankruptcy of the Person or an event occurs which gives any other Person a right to seek such an order or make such an application;

(g)   a security interest becomes enforceable or is enforced over, or a writ of execution, garnishee order, mareva injunction or similar order has been issued over or affecting, all or a substantial part of the assets of the Person; or

(h)   the Person has otherwise become, or is otherwise taken to be, insolvent in any jurisdiction or an event occurs in any jurisdiction in relation to the Person which is analogous to, or which has a substantially similar effect to, any of the events referred to in paragraphs (a) to (g) above;

“Intellectual Property”	means all intellectual property and industrial property rights, however arising, pursuant to the Laws of any jurisdiction throughout the world, whether registered or unregistered, including any and all: (a) registered and unregistered trademarks, service marks, trade names, brand names, logos, corporate names, trade dress, and design rights and all registrations, applications therefor and renewal thereof, together with the goodwill connected with the use of and symbolized thereby, (b) internet domain names, whether or not trademarked, registered in any top-level domain by any authorized private registrar or Governmental Authority, accounts with Twitter, Facebook and other similar social media companies and all applications and registrations therefor and renewals thereof; (c) works of authorship (including software and databases), designs and design registrations, including copyrights, copyrightable works, author, performer, moral and neighboring rights; (d) inventions (whether patentable or unpatentable), trade secrets, know-how, and other confidential and proprietary information and all rights therein to the extent protectable under applicable Law; (e) patents, patent applications, patent disclosures and other patent rights together with all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof, and any other Governmental Authority-issued indicia of invention ownership (including inventor’s certificates, petty patents and patent utility models); and (f) other similar intellectual property rights;

“Investor Warranties”	means the warranties on the part of the Investor set out in SCHEDULE 3;

“Investors Agreement”	means the Seventh Amended and Restated Shareholders’ Agreement to be entered into by and among the parties named therein on or prior to the First Closing, which shall be in substantially the form attached hereto as SCHEDULE 12;

“IPO”	means the first public offering by the Company of its ordinary shares;

“Issuable Securities”	has the meaning given to it under Section 6.2(k);

“Key Employee”	means any of the key employees of the Group Companies listed in SCHEDULE 13;

“Law(s)”	means any and all provisions of any applicable constitution, treaty, statute, law, regulation, ordinance, code, rule, or rule of common law, any governmental approval, concession, grant, franchise, license, agreement, directive, requirement, or other governmental restriction or any similar form of decision of, or determination by, or any formally issued written interpretation or administration of any of the foregoing by, any Governmental Authority, in each case as amended, and any and all applicable Governmental Orders;

“Liabilit(ies)”	means, with respect to any Person, all liabilities, obligations and commitments of such Person, whether accrued, absolute, contingent or otherwise, and whether due or to become due;

“Lien”	means any mortgage, pledge, claim, security interest, encumbrance, title defect, lien, charge, easement, adverse claim, restrictive covenant, or other restriction or limitation of any kind whatsoever, including any restriction on the use, voting, transfer, receipt of income, or exercise of any attributes of ownership;

“Loss”	means, with respect to any Person, any action, claim, cost, Tax, damage, disbursement, expense, liability, loss, deficiency, diminution in value, reasonably foreseeable loss of profit, obligation, penalty, settlement, suit of any kind or nature, together with all fees and expenses incurred in the investigation, collection, prosecution and defense of claims and amounts paid in settlement, including, without limitation, any Taxes that may be payable by such Person by reason of the indemnification of any Loss hereunder;

“Material Adverse Effect”	means any of the following:

(a)   event, occurrence, fact, condition, change or development that have, individually or together with other events, occurrences, facts, conditions, changes or developments, a material adverse effect on the business, properties, assets, employees, operations, results of operations, condition (financial or otherwise), assets or liabilities of the Group taken as a whole, (including any change in applicable Law or the interpretation or enforcement thereof or other regulatory change that affects the Company or any of its Subsidiaries) and that have resulted in or would reasonably be expected to result in a Loss of the Group in an amount higher than US$10,000,000,

(b)   material impairment of the ability of any party to any Transaction Document (other than the Investor and its Affiliates) to perform the material obligations of such party under such Transaction Document,

(c) material impairment of the validity or enforceability of this Agreement or any other Transaction Document against any party hereto or thereto (other than the Investor),

(d) material impairment of the Company’s ability to complete the Qualified IPO on or before December 31, 2023,

(e)   any Group Company is materially affected or restricted by any applicable statute, rule, regulation, order or restriction of any domestic or foreign government or any instrumentality or agency thereof in respect of the conduct of its business as now conducted or the ownership of its properties; or

(f)   any Key Employee has committed an act of misappropriation or embezzlement of assets of the Group or engages in any business that is related to the Business or otherwise competes with the Group Companies;

“Memorandum and Articles”	means the eighth amended and restated memorandum and articles of association of the Company as amended from time to time by special resolution of the shareholders of the Company in substantially the form attached hereto as SCHEDULE 9;

“ODI Procedures”	means the procedures in relation to the overseas direct investment of domestic entities that the Investor or its Affiliates shall complete with relevant Governmental Authorities (including the Ministry of Commerce, the National Development and Reform Commission, and the SAFE and their respective local counterparts, together with the bank designated by the SAFE to record and process the payment of the transactions contemplated by this Agreement) in accordance with the applicable laws in the PRC;

“Operating Data”	means all operating data and information collected and aggregated by the Group in connection with its business that the Investor reasonably requests, including without limitation, the Transaction Volume and the number of vehicles involved in Invalid Transactions (each as defined herein);

“Ordinary Shares”	means the ordinary shares of the Company of par value of US$0.0001 each;

“Original ESOP”	TTP Car Inc. 2015 Share Incentive Plan and all amendments and modifications thereto, under which 8,115,920 Ordinary Shares have been reserved for future issuance;

“Permitted Liens”	means (i) Liens for Taxes not yet delinquent or the validity of which are being contested in good faith and for which there are adequate reserves on the applicable financial statements, (ii) Liens incurred in the ordinary course of business, which (x) do not individually or in the aggregate materially detract from the value, use, or transferability of the assets that are subject to such Liens, and (y) were not incurred in connection with the borrowing of money, and (iii) Liens created pursuant to the Control Documents;

“Person”	shall be construed as broadly as possible and shall include an individual, a partnership (including a limited liability partnership), a company, an association, a joint stock company, a limited liability company, a trust, a joint venture, a legal person, an unincorporated organization and a Governmental Authority;

“PFIC”	means a passive foreign investment company as defined in the Code;

“PRC”	means the People’s Republic of China, solely for purposes of this Agreement, excluding Hong Kong, the Macau Special Administrative Region and the islands of Taiwan;

“PRC GAAP”	means the generally accepted accounting principles in the PRC in effect from time to time;

“Qualified IPO”	means a firm commitment underwritten IPO in the United States pursuant to an effective registration statement under the Securities Act of 1933, or on Main Board of The Stock Exchange of Hong Kong Limited or another stock exchange of similar standing outside the PRC as approved by the Board and/or shareholders;

“Registrar”	means the Registrar of Companies of the Cayman Islands;

“Related Party”	means any Affiliate, officer, director, supervisory board member, employee, or holder of any Equity Security of any Group Company, and any Affiliate or Associate of any of the foregoing;

“Related Party Agreement”	means any contract by and between any Group Company, on the one hand, and a Related Party, on the other hand;

“Representative(s)”	means, in relation to a Person, its directors, officers, employees, agents, financial advisors, legal advisors, auditors, accountants, insurers or contractors (as applicable or as the case may be), consultants, or persons or entities acting on any of their behalf (as applicable);

“Renewed ESOP”	means a new employee share incentive plan to be adopted by the Board of Directors of the Company (including the affirmative consent of the directors appointed by Autohome Investors as defined in the Investors Agreement) after the First Closing, under which 2,691,817 Ordinary Shares will be held by Gold Auto Ltd to guarantee the Performance Target pursuant to this Agreement;

“SAFE”	means the State Administration of Foreign Exchange of the PRC or, with respect to any reporting, filing or registration to be accepted or effected by or with the State Administration of Foreign Exchange, any of its branches which is competent to accept or effect such reporting, filing or registration under the Laws of the PRC;

“SAMR”	means the State Administration for Market Regulation of the PRC or, with respect to the issuance of any business license or filing or registration to be effected by or with the State Administration for Market Regulation, any Governmental Authority which is similarly competent to issue such business license or accept such filing or registration under the Laws of the PRC;

“Series A-7 Preferred Shares”	means the Series A-7 Preferred Shares of the Company, par value US$0.0001 per share, with the rights and privileges as set forth in the Memorandum and Articles;

“Series B-3 Preferred Shares”	means the Series B-3 Preferred Shares of the Company, par value US$0.0001 per share, with the rights and privileges as set forth in the Memorandum and Articles;

“Series B-4 Preferred Shares”	means the Series B-4 Preferred Shares of the Company, par value US$0.0001 per share, with the rights and privileges as set forth in the Memorandum and Articles;

“Series C-5 Preferred Shares”	means the Series C-5 Preferred Shares of the Company, par value US$0.0001 per share, with the rights and privileges as set forth in the Memorandum and Articles;

“Series D+-1 Preferred Shares”	means the Series D+-1 Preferred Shares of the Company, par value US$0.0001 per share, with the rights and privileges as set forth in the Memorandum and Articles;

“Series D+-2 Preferred Shares”	means the Series D+-2 Preferred Shares of the Company, par value US$0.0001 per share, with the rights and privileges as set forth in the Memorandum and Articles;

“Series D+-3 Preferred Shares”	means the Series D+-3 Preferred Shares of the Company, par value US$0.0001 per share, with the rights and privileges as set forth in the Memorandum and Articles;

“Special Bond”	means the 8.0 per cent convertible bond in the principal amount as set forth under the relevant Additional Closing Notice to be issued by the Company pursuant to Section 2.4 of this Agreement to the Investor or its designee, in the form set forth in SCHEDULE 15;

“Special Bond Certificate”	means a certificate issued in the name of the Investor (or its designee) and includes any replacement Special Bond Certificates issued pursuant to the Special Bond Conditions, in such form as approved by the Investor;

“Special Bond Conditions”	means the conditions of the Special Bond, in the form set forth in SCHEDULE 15;

“Statement Date”	means September 30, 2020;

“Strategic Cooperation Business”	means, collectively, the Business and other used-auto-related business, including without limitation, online auction for used autos, guaranteed sale of used autos, and auto finance;

“Subsidiary”	with respect to any given Person, means any Person Controlled by such Person;

“Tax(es)”	means all taxes, levies, rates, imposts, duties, deductions, charges and withholdings whatsoever imposed by any authority having power to tax and all penalties, fines, surcharges, interest or other payments on or in respect thereof and “Taxation” shall be construed accordingly;

“Tax Return”	means any return, report or statement showing Taxes, used to pay Taxes, or required to be filed with respect to any Tax (including any elections, declarations, schedules or attachments thereto, and any amendment thereof), including any information return, claim for refund, amended return or declaration of estimated or provisional Tax;

“Transaction Documents”	means this Agreement, the Bond, the CB Investment Agreement, the Special Bonds and the Special Bond Conditions, the Deed of Share Charge, the Investors Agreement, the Memorandum and Articles, the Repurchase Agreements and the Indemnification Agreements, the exhibits attached to any of the foregoing and each of the agreements and other documents otherwise required in connection with implementing the transactions contemplated by any of the foregoing;

“United States” or “US”	means the United States of America;

“US$”	means the lawful currency for the time being of the United States;

“Warrant(ies)”	means any of the Warrantors Warranties or the Investor Warranties;

“Warrantors”	means, collectively, the Group Companies and the Founder Parties; and

“Warrantors Warranties”	means the warranties on the part of the Warrantors set out in SCHEDULE 2.

1.2	In addition, the following terms shall have the meanings defined for such terms in the Sections or Schedules set forth below:

“Additional Closing”	Section 2.4

“Additional Closing Date”	Section 3.3

“Additional Closing Notice”	Section 2.4

“Additional Closing Subscription Price”	Section 2.4

“Agreement”	Preamble

“Arbitration Notice”	Section 11.2(a)

“Autohome”	Preamble

“Business”	Recitals

“Closing”	Section 3.2

“Closing Date”	Section 3.2

“Co-Managed Bank Account”	Section 6 of SCHEDULE 5

“Company”	Preamble

“Company Affiliate”	Section 6.2(i)

“Company Security Holder”	Section 8 of SCHEDULE 2

“Confidential Information”	Section 8.1

“DD documents”	Section 28 of SCHEDULE 2

“Discloser”	Section 8.4

“Dispute”	Section 11.2(a)

“Financial Statements”	Section 11 of SCHEDULE 2

“First Closing”	Section 3.1

“First Closing Date”	Section 3.1

“First Closing Subscription Shares”	Section 2.2

“First Closing Subscription Price”	Section 2.2

“Founder”	Preamble

“Government Official”	Section 6.2(i)

“HKIAC”	Section 11.2(b)

“HKIAC Rules”	Section 11.2(b)

“Indemnification Agreements”	Section 7.1(g)

“Indemnifying Party”	Section 9.1

“Indemnified Party”	Section 9.1

“Investor”	Preamble

“Investor Nominee Director”	Section 7.1(i)

“Investor Observer”	Section 7.1(i)

“Material Contract”	Section 15 of SCHEDULE 2

“Negotiation Notice”	Section 6.2(e)

“Negotiation Period”	Section 6.2(e)

“Part(ies)”	Preamble

“Performance Target”	Section 6.2(n)

“Proceeds”	Section 5

“Recipient”	Section 8.4

“Repurchase Agreements”	Recitals

“Repurchased Securities”	Recitals

“SAFE Rules and Regulations”	Section 8 of SCHEDULE 2

“Second Closing”	Section 3.2

“Second Closing Date”	Section 3.2

“Second Closing Subscription Shares”	Section 2.3

“Second Closing Subscription Price”	Section 2.3

“Selling Shareholder”	Recitals

“Social Welfare”	Section 22 of SCHEDULE 2

“Subscription Price”	Section 2.3

“Subscription Shares”	Section 2.3

“Third Party”	Section 6.2(e)

“VIE Share Transfer”	Section 6.2(c)

1.3

Interpretation. For all purposes of this Agreement, except as otherwise expressly provided, (a) the defined terms shall have the meanings assigned to them in its definition and include the plural as well as the singular, and pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms, (b) all references in this Agreement to designated “Sections” and other subdivisions are to the designated sections and other subdivisions of the body of this Agreement unless explicitly stated otherwise, and all references in this Agreement to designated Schedules are to the schedules attached to this Agreement unless explicitly stated otherwise, (c) the words “herein”, “hereof”, and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section or other subdivision, (d) the titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement, (e) any reference in this Agreement to any “Party” or any other Person shall be construed so as to include its successors in title, permitted assigns and permitted transferees, (f) any reference in this Agreement to any agreement or instrument is a reference to that agreement or instrument as amended or novated, and (g) this Agreement is jointly prepared by the Parties and should not be interpreted against any Party by reason of authorship.

2.	TRANSACTION

2.1

Authorization. Subject to the terms and conditions hereof, on or prior to the First Closing, the Company shall have authorized, among others, (a) the issuance and sale, pursuant to the terms and conditions of this Agreement, to the Investor of an aggregate of 5,066,423 Series A-7 Preferred Shares, 4,209,828 Series B-3 Preferred Shares, 18,035,377 Series B-4 Preferred Shares, 5,489,028 Series C-5 Preferred Shares, 13,127,495 Series D+-1 Preferred Shares, 6,581,828 Series D+-2 Preferred Shares and 1,575,299 Series D+-3 Preferred Shares (as adjusted by any share split, combination, share dividends, recapitalization or similar transactions), having the rights, preferences and privileges as set forth in the Investors Agreement and Memorandum and Articles, and (b) the reservation of Ordinary Shares for issuance upon conversion of the Series A-7 Preferred Shares, Series B-3 Preferred Shares, Series B-4 Preferred Shares, Series C-5 Preferred Shares, Series D+-1 Preferred Shares, Series D+-2 Preferred Shares and Series D+-3 Preferred Shares.

2.2

At the First Closing, the Investor agrees to subscribe from the Company for, and the Company agrees to allot and issue to the Investor the respective number of certain Preferred Shares (the “First Closing Subscription Shares”) at the consideration (the “First Closing Subscription Price”) of US$143,440,120.53 as set forth opposite the Investor’s name in the column of “Total Subscription Price” for the First Closing on SCHEDULE 6 attached hereto, free from any Encumbrances. Immediately after the First Closing, the shareholding of each then-existing Shareholder (on a fully diluted and as converted basis) shall be as set forth in the capitalization table attached as SCHEDULE 8 Part I hereto.

2.3

At the Second Closing, the Investor agrees to subscribe from the Company for, and the Company agrees to allot and issue to the Investor, the respective number of Series D+-1 Preferred Shares (the “Second Closing Subscription Shares”, together with the First Closing Subscription Shares, the “Subscription Shares”) at the consideration (the “Second Closing Subscription Price”, together with the First Closing Subscription Price, the “Subscription Price”) of US$25,000,000 as set forth opposite the Investor’s name in the column of “Total Subscription Price” for the Second Closing on SCHEDULE 6 attached hereto, free from any Encumbrances. Immediately after the Second Closing, the shareholding of each then-existing Shareholder (on a fully diluted and as converted basis) shall be as set forth in the capitalization table attached as SCHEDULE 8 Part II hereto.

2.4

Agreement to Subscribe and Issue the Special Bonds. Subject to the terms and conditions of this Agreement, at any time and from time to time after the First Closing and until December 31, 2023 (subject to an automatic extension to December 31, 2024, in the event that the Company fails to complete an IPO before December 31, 2023), the Investor shall have the right, but not the obligation to, by delivery of a written notice (such notice, an “Additional Closing Notice”) to the Company, request the Company to sell to the Investor or its designee one or more Special Bonds, at one or more additional closings (each, an “Additional Closing”), for the subscription price equal to the principal amount of the relevant Special Bonds as set forth under such Additional Closing Notice (such subscription price, the “Additional Closing Subscription Price”), in the Investor’s discretion, and the Company agrees to sell to the Investor (or its designee), following the receipt of such Additional Closing Notice, at the Additional Closing, the Special Bonds in the aggregate principal amount as set forth under such Additional Closing Notice for the applicable Additional Closing Subscription Price, provided that immediately after any Additional Closing, the aggregate principal amount of all the outstanding Special Bonds shall not exceed US$200,000,000. Each outstanding Special Bond shall rank pari passu to the outstanding Bond and all other Special Bonds but payments thereon shall apply to the oldest bonds issued by the Company to the Investor, Autohome Inc. and/or each of their designees. Unless otherwise provided in the Special Bond Conditions, the Conversion Price as defined under the Special Bond Conditions shall be 100% of the Series D+-1 Per Share Price, i.e., US$3.8088, and the initial term of any of the Special Bonds shall be solely determined by the Investor, and the Warrantors shall procure the Preferred Supermajority (as defined in the Investors Agreement) to agree upon the issuance of such Special Bonds to the Investor (or its designee). The authorization and issuance of the Special Bonds herein shall be approved in writing by requisite number of the then current holders of equity interests of the Company and the Board before or at the First Closing, and the then existing shareholders and the Board shall cooperate with the Investor, Autohome Inc. and/or each of their designees to complete the Additional Closing as soon as applicable.

3.	CLOSING

3.1

First Closing. Subject to satisfaction or waiver of the conditions specified in Section 7.1 and Section 7.3 hereof (except for such conditions as, under their terms, are only capable of being satisfied at the First Closing which shall be satisfied on the First Closing Date), the consummation of the First Closing contemplated under Section 2.2 (the “First Closing”) shall take place remotely via the exchange of documents and signatures within ten (10) Business Days after all closing conditions specified in Section 7.1 and Section 7.3 hereof have been waived or satisfied (except for such conditions as, under their terms, are only capable of being satisfied at the First Closing which shall be satisfied on the First Closing Date), or at such other time and place as the Company and the Investor may mutually agree in writing (such date being the “First Closing Date”).

3.2

Second Closing. Subject to satisfaction or waiver of the conditions specified in Section 7.2 and Section 7.3 hereof (except for such conditions as, under their terms, are only capable of being satisfied at the Second Closing which shall be satisfied on the Second Closing Date), the consummation of the Second Closing contemplated under Section 2.3 (the “Second Closing”, together with the First Closing, each a “Closing”) shall take place remotely via the exchange of documents and signatures after all closing conditions specified in Section 7.2 and Section 7.3 hereof have been waived or satisfied (except for such conditions as, under their terms, are only capable of being satisfied at the Second Closing which shall be satisfied on the Second Closing Date) and at the time and place as the Company and the Investor may mutually agree in writing (such date being the “Second Closing Date”, together with the First Closing Date, each a “Closing Date”). For the avoidance of doubt, unless otherwise agreed by the Parties or pursuant to any term herein, the Second Closing will not occur earlier than January 1, 2021, and the Warrantors shall use best efforts to satisfy the conditions precedent to the Second Closing after January 1, 2021 but in no event later than March 31, 2021 so that the Second Closing will be consummated between the aforementioned period, on a date as specified by the Investor in writing.

3.3

Additional Closing. An Additional Closing contemplated under Section 2.42.4 shall take place remotely via the exchange of documents and signatures as soon as reasonably possible and in any event no later than the fifth (5th) day after the receipt of the Additional Closing Notice for such Additional Closing from the Investor by the Company, or at such other time and place as the Company and the Investor may mutually agree in writing (such date being an “Additional Closing Date”), provided that the obligations of the Investor to consummate such Additional Closing under this Section 3.3 are subject to the fulfillment of the following conditions:

(a)	The Investor shall have each of the items required to be delivered by the Company pursuant to Section 3.4(d).

(b)	The First Closing shall have been duly consummated pursuant to this Agreement.

(c)

Each Warrantor shall have performed and complied with all obligations and conditions contained in the Transaction Documents to which it is a party, that are required to be performed or complied with by each of them following the First Closing.

(d)	Since the date hereof, there shall have been no Material Adverse Effect.

(e)	Since the First Closing Date, there shall have been no Event of Default (as defined under the Special Bond Conditions) with respect to any Special Bond.

(f)

No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) which (i) is in effect, and (ii) has the effect of making the transactions contemplated by the Transaction Documents illegal or otherwise prohibiting consummation of the transactions contemplated hereby.

3.4	Procedure.

(a)	Closing Deliverables at the First Closing. At the First Closing, the Company shall deliver (or caused to be delivered) to the Investor:

(i)	allot and issue to the Investor the First Closing Subscription Shares, as fully paid, non-assessable and free from any Encumbrance;

(ii)

register the Investor as the sole holder of the First Closing Subscription Shares in the register of members of the Company, and deliver to the Investor the updated register of members dated as of the First Closing Date, certified as a true copy by the registered office provider of the Company;

(iii)	deliver to the Investor the duly executed share certificates in the name of the Investor reflecting the Investor as the sole holder of the First Closing Subscription Shares;

(iv)	deliver to the Investor the Transaction Documents duly executed by all the parties thereto (other than the Investor);

(v)

the updated register of directors of the Company, certified by the registered office provider of the Company, evidencing the appointment of the Investor Nominee Directors as contemplated by Section 7.1(i);

(vi)

certified true copies of the resolutions of the board and shareholders, each certified by a director of the Company, approving (i) the issuance of the First Closing Subscription Shares, (ii) execution, delivery and performance of the Transaction Documents, (iii) appointment of the Investor Nominee Directors with effect from the First Closing, and (iv) adoption of the Memorandum and Articles and making the necessary filings with the Registrar; and

(vii)

to the extent not previously delivered, all such other documents, agreements and instruments required to be delivered by the Company to the Investor no later than the First Closing Date under the terms of this Agreement.

At the First Closing, the Company shall cancel all of the Repurchased Securities.

(b)

First Closing Payment. At the First Closing, against delivery of all of the deliverables by the Company as contemplated under Section 3.4(a), the Investor shall pay or cause to be paid, by wire transfer of immediately available funds, the full amount of First Closing Subscription Price to the Co-Managed Bank Account.

(c)	Closing Deliverables at the Second Closing. At the Second Closing, the Company shall deliver (or caused to be delivered) to the Investor:

(i)	allot and issue to the Investor the Second Closing Subscription Shares, as fully paid, non-assessable and free from any Encumbrance;

(ii)

register the Investor as the sole holder of the Second Closing Subscription Shares in the register of members of the Company, and deliver to the Investor the updated register of members dated as of the Second Closing Date, certified as a true copy by the registered office provider of the Company;

(iii)	deliver to the Investor the duly executed share certificates in the name of the Investor reflecting the Investor as the sole holder of the Second Closing Subscription Shares;

(iv)	certified true copies of the resolutions of the board and shareholders, each certified by a director of the Company, approving the issuance of the Second Closing Subscription Shares; and

(v)

to the extent not previously delivered, all such other documents, agreements and instruments required to be delivered by the Company to the Investor no later than the Second Closing Date under the terms of this Agreement.

(d)

Second Closing Payment. At the Second Closing, against delivery of all of the deliverables by the Company as contemplated under Section 3.4(c), the Investor shall pay or cause to be paid an amount equal to the Second Closing Subscription Price by wire transfer of immediately available funds to the Company’s bank account provided by the Company in writing prior to the Second Closing.

(e)	Closing Deliverables at an Additional Closing. At an Additional Closing, the Company shall deliver (or caused to be delivered) to the Investor or its designee:

(i)	the Special Bond Certificate in respect of the Special Bonds issued to the Investor or its designee at such Additional Closing; and

(ii)

a certified true copy of the Company’s updated Bond Register certified by a director of the Company, reflecting the issuance of the Special Bonds to the Investor pursuant to Section 2.4 at such Additional Closing.

(f)

Additional Closing Payment. At an Additional Closing, against delivery of all of the deliverables by the Company as contemplated under Section 3.4(e), the Investor shall pay the Company or cause to be paid to the Company the applicable Additional Closing Subscription Price by wire transfer of immediately available funds to the Company’s bank account provided by the Company in writing prior to the Additional Closing.

4.	WARRANTIES

4.1	Company’s Warranties

Each of the Founder Parties and the Group Companies hereby jointly and severally warrants to the Investor that, subject to such exceptions as may be specifically set forth in the Disclosure Schedule which exceptions shall be deemed to be part of the Warrantors Warranties, the Warrantors Warranties are true and correct at the date of this Agreement and at the First Closing Date and the Second Closing Date subject to Section 4.2.

4.2	Knowledge

Any Warrantors Warranty qualified by the expression “to the Warrantors’ knowledge” or any similar expression shall, unless otherwise stated, be deemed to refer to the actual knowledge of the Founder and other Key Employees, and that knowledge acquired by each such individual after making such due inquiry and exercising such due diligence as a prudent business person would have made or exercised in the management of his or her business affairs, including but not limited to due inquiry of all officers, directors, employees, consultants and professional advisers (including attorneys, accountants and auditors) of the Group Companies who could reasonably be expected to have knowledge of the matters in question.

4.3	Investor’s Warranties

The Investor warrants to the Company that the Investor Warranties are true and correct at the date of this Agreement and at each Closing Date.

4.4	Disclosure Schedule

The Investor hereby acknowledges that it has received and reviewed the Disclosure Schedule on the date hereof. The Disclosure Schedule is prepared in sections corresponding to the numbered and lettered sections and subsections contained in the Warrantors Warranties, and the disclosures in any section or subsection of the Disclosure Schedule shall only qualify the corresponding sections and subsections contained in the Warrantors Warranties, or other sections and subsections contained in the Warrantors Warranties to the extent it is specifically cross-referenced in such other corresponding sections and subsections of the Disclosure Schedule.

4.5	No Waiver of Contractual Representations and Warranties

The Warrantors have agreed that the Investor’s rights to indemnification for the express representations and warranties set forth herein are part of the basis of the bargain contemplated by this Agreement; and the Investor’s rights to indemnification shall not be affected or waived by virtue of (and the Investor shall be deemed to have relied upon the express representations and warranties set forth herein notwithstanding) any knowledge on the part of the Investor of any untruth of any such representation or warranty of the Warrantors expressly set forth in this Agreement, regardless of whether such knowledge was obtained through the Investor’s own investigation or through disclosure by the Warrantors or another person, and regardless of whether such knowledge was obtained before or after the execution and delivery of this Agreement.

5.	USE OF PROCEEDS

The Company shall use the proceeds from the issuance and sale of the Subscription Shares and the Special Bonds (the “Proceeds”) for purpose of business expansion and general working capital needs of the Company’s Subsidiaries in accordance with the budgets and business plans of the Company duly adopted in accordance with the Investors Agreement and the Memorandum and Articles or for any other purposes upon the prior written consent of the Investor. For the avoidance of doubt, (i) US$118,439,962 of the First Closing Subscription Price shall be used to repurchase the Repurchased Securities in accordance with the Repurchase Agreements; provided that the Company is entitled to withhold certain amount of repurchase price for the Tax filling purpose in accordance with the Repurchase Agreements, and (ii) the remaining First Closing Subscription Price shall be used in the first priority to repay the outstanding bridge loan advanced by the Affiliate of the Investor to the Group.

The Group Companies shall use the Proceeds without violating any applicable Laws, including without limitation any SAFE Rules and Regulations and all applicable Laws relating to economic or financial sanctions (including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury). The Proceeds shall not be used in the payment of any debts or obligations of any Group Company or its subsidiaries (other than the outstanding bridge loan advanced by the Affiliate of the Investor) or in the acquisition, repurchase or cancellation of securities held by any shareholders of the Group Companies (other than the Repurchased Securities) or for any other purpose without the prior written consent of the Investor.

The Company may not use any portion of the Proceeds inconsistent with the foregoing provisions unless the Investor’s prior written consent has been obtained.

6.	COVENANTS

6.1	Pre-Closing Covenants

(a)

Access. Between the date hereof and the Second Closing, the Warrantors shall permit the Investor, or any representative thereof, to (i) visit and inspect the properties of any Group Company, (ii) inspect the contracts, books of account, records, ledgers, and other documents and data of any Group Company, (iii) discuss the business, affairs, finances and accounts of any Group Company with officers and employees thereof, and (iv) review such other information as the Investor reasonably request, in such a manner so as not to unreasonably interfere with their normal operations.

(b)

Covenants. Between the date hereof and the Second Closing, except as the Investor otherwise agree in writing, the Warrantors shall procure each Group Company to: (i) conduct its business in the ordinary course consistent with past practice, as a going concern and in compliance with all applicable Laws and contracts, (ii) pay or perform its debts, taxes, and other obligations when due, (iii) maintain its assets in a condition comparable to their current condition, reasonable wear, tear and depreciation excepted, (iv) use reasonable best efforts to preserve intact its current business organizations and keep available the services of its current officers and employees and preserve its relationships with customers, suppliers, financiers, partners and others having business dealings with it, (v) otherwise periodically report to the Investor concerning the status of its business, operations and finance, and (vi) take all actions reasonably necessary, to consummate the transactions contemplated by this Agreement and the other Transaction Documents promptly, including the taking of all reasonable acts necessary to cause all of the conditions precedent of the Investor to be satisfied.

(c)

Negative Covenants. Between the date hereof and the Second Closing, except as the Investor otherwise agrees in writing, the Warrantors shall procure that no Group Company: (i) take any action that would make any Warrantors Warranty inaccurate at each Closing, (ii) waive, release or assign any material right or claim, (iii) take any action that would reasonably be expected to materially impair the value of any Group Company, (iv) sell, purchase, assign, lease, transfer, pledge, encumber or otherwise dispose of any material asset, (v) issue, sell, or grant any Equity Security, (vi) declare, issue, make, or pay any dividend or other distribution with respect to any Equity Security, (vii) incur any Indebtedness for borrowed money or capital lease commitments or assume or guarantee any Indebtedness of any Person, (viii) enter into any contract or other transaction with any Related Party, or (ix) authorize, approve or agree to any of the foregoing.

(d)

Information. From the date hereof until the Second Closing, (i) the Company shall promptly notify the Investor of any Action commenced or threatened in writing against any Group Company, (ii) each Party hereto shall promptly notify the other Parties of any breach, violation or non-compliance by the first party of any representation, warranty or covenant made by such first party hereunder, and (iii) each Party will promptly provide the other Parties with copies of all correspondence and inquiries to and from, and all filings made with, any Governmental Authority with respect to the transactions contemplated hereby.

(e)

Exclusivity. From the date hereof until the Second Closing, unless otherwise agreed by the Investor, the Warrantors shall not, and they shall not permit any of their Representatives or any Group Company to, directly or indirectly solicit, initiate or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or approve or authorize any transaction with any Person that would involve an investment in, purchase of shares of, or acquisition of any Group Company or any material assets thereof or would be in substitution or an alternative for or would impede or interfere with the transactions contemplated hereby. The Warrantors shall, and shall cause their Representatives and the other Group Companies to, immediately terminate all existing activities, discussions and negotiations with any third parties with respect to the foregoing, and if any of them hereafter receives any correspondence or communication that constitutes, or could reasonably be expected to lead to, any such transaction they shall immediately give notice thereof (including the third party and the material terms of such transaction) to the Investor.

6.2	Post-Closing Covenants

(a)

Cayman Islands Filing. Within ten (10) Business Days after the First Closing, the Company shall file the Memorandum and Articles and relevant resolutions with the Registrar and deliver to the Investor a stamped copy of such filed Memorandum and Articles.

(b)

VIE Corporate Governance Structure. Following the First Closing Date, the Company and the Founder shall procure that the Group Companies that are Controlled by the Company through the contractual arrangement and the nominee shareholders of such Group Companies take all necessary actions to adopt the corporate governance structure that are substantially the same as the corporate governance structure of Shanghai Jinwu.

(c)	VIE Share Transfer.

(i)

Following the First Closing Date, if any investor of the Company (other than the Investor) exercises its contractual right to subscribe for or acquire equity interests in Shanghai Jinwu (such subscription or acquisition, a “VIE Share Transfer”), on or before the completion of such VIE Share Transfer, Shanghai Jinwu and the Founder shall procure the transfer by the Founder or the issuance by Shanghai Jinwu of the percentage holdings of the equity interest of Shanghai Jinwu, at the option of the Investor, which shareholding percentage corresponds to the shareholding percentage of the Investor in the Company on a non-diluted and fully-converted basis as of the time of such VIE Share Transfer, to the entity or individual designated by the Investor for the lowest consideration to the extent permissible under the applicable Laws and provide to the Investor evidence proving the completion of such transfer of equity interest or capital increase of Shanghai Jinwu to the reasonable satisfaction of the Investor, at the expense of Shanghai Jinwu, provided that the Investor shall cause such entity or individual designated by it to enter into the Control Documents with Shanghai Jinwu and Shanghai Jinpai.

(ii)

Following the First Closing Date, the Company and the Founder shall procure that the Group Companies that are Controlled by the Company through the contractual arrangement and the nominee shareholders of such Group Companies will grant the entity or individual designated by the Investor the right to hold the equity interests of such Group Companies, which shall be substantially the same as the right as set forth under Section 6.2(c)(i).

(d)

Certain Due Diligence Matters. Each Warrantor shall procure achievement of all matters as listed in SCHEDULE 4 herein to the satisfaction of the Investor, and provide evidence thereof to the Investor. The Investor shall have the right at any time and from time to time after the First Closing to track and inspect the achievement of such due diligence matters.

(e)	Strategic Cooperation.

(i)

Cooperation Agreement. Prior to or on the First Closing Date, the Investor or its applicable Affiliate(s) and the applicable Group Company(ies) shall enter into a strategic business cooperation agreement or update such agreement according to the Investor’s instruction to provide strategic cooperation arrangement between the Investor and the Group Companies.

(ii)

Principle. Following the First Closing Date, the Company will grant the Investor the rights and privileges to cooperate with the Company and/or the other Group Companies on the Strategic Cooperation Business on the most favorable terms and conditions which the Company can propose and each Group Company and the Investor will enter into separate strategic business cooperation agreement to set forth the detailed terms and conditions of each Strategic Cooperation Business.

(iii)

Right of First Negotiation. To the extent permissible by Laws and subject to the applicable approval requirements with respect to related-party transactions, following the First Closing Date, before entering into any negotiation, agreement or arrangement in respect of any transaction in connection with the Strategic Cooperation Business with any third party, including without limitation, any of the Autohome Competitors, any shareholders of the Company, and any of their respective Affiliate (collectively, the “Third Party”), (x) the Company shall notify the Investor in writing that it, or any other Group Company, may pursue a potential transaction in connection with the Strategic Cooperation Business and it desires to enter into good faith negotiation with the Investor regarding such transaction (such notice, the “Negotiation Notice”). After the Investor’s receipt of the Negotiation Notice, both the Company and the Investor shall negotiate reasonably and in good faith concerning the terms of such transaction for a period of forty-five (45) Business Days following the receipt of the Negotiation Notice by the Investor (subject to an automatic extension of additional thirty (30) Business Days in the event that the Parties are then actively negotiating in good faith such transaction) (such period, as extended from time to time, the “Negotiation Period”). If no definitive agreement in respect of such transaction as set forth in the Negotiation Notice is reached between any Group Company and the Investor within the Negotiation Period, the Group Company shall be free to contact any Third Party with respect to the transaction as set forth under the Negotiation Notice. Each of the Group Companies agrees that it shall not, and it shall not permit any of its Representatives, directly or indirectly, solicit, initiate or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or approve or authorize any transaction with any Person that would involve such transaction within the Negotiation Period and it shall not enter into any agreement or arrangement in respect of such transaction with any Third Party within the Negotiation Period. In the event that the Group Company proposes to enter into a definitive agreement for, or close any transaction on such terms and conditions, in the aggregate, materially more favorable to the Third Party than those offered by the Group Company to the Investor during the Negotiation Period, the Group Company shall not enter into such agreement or close such transaction without following the procedures set out in this Section 6.2(e)(iii) again to negotiate with the Investor by offering the same terms and conditions that it offered to such Third Party.

(iv)

Non-compete. Without prejudice and subject to Section 6.2(e)(iii), if any Group Company or the Founder Party desires to enter into transactions involving the provision of its proprietary services after complying with its obligations pursuant to Section 6.2(e)(iii), which in the reasonable opinion of the Investor, may impair the interests of the Investor, before entering into such transactions, the Group Company or the Founder Party shall submit the proposal to the Board for approval in accordance with the Investors Agreement and the Memorandum and Articles.

(v)	Data Sharing.

(i)

To the extent permissible under the applicable Laws, each Group Company hereby grants to the Investor and each of its Subsidiaries which have formal business cooperation with the Group, solely during the Data Sharing Period, a non-exclusive, non-transferable, royalty-free limited right and license to use the Operating Data solely in the manner contemplated by this Section 6.2(e)(v).

(ii)

The license granted in this Section 6.2(e)(v) shall entitle the Investor and each of its Subsidiaries to use and access the Operating Data for the purposes of assessing and analyzing the performance of the operation of the Group’s business and monitoring the Investor’s investment in the Company, including but not limited to the following: (1) the Company shall provide the Investor account numbers to view all data kept in the data platforms and management platforms used by the Company; (2) the Company shall provide the Investor with access to all databases used by the Company.

(iii)

The Company and the Investor agree to engage in a good faith negotiation to enter into a definitive agreement in respect of the confidentiality and access of the Operating Data consistent with market practice as soon as possible following the First Closing Date.

(iv)

Unless otherwise provided herein, any and all Operating Data supplied by the Group Companies to the Investor or its Subsidiaries may not be shared with any third parties without the Company’s prior written consent. Unless otherwise provided herein, the Investor may not disclose, sell, sub-license or otherwise transfer the Operating Data to any third party or use the Operating Data other than the purpose as provided in this Section 6.2(e)(v) without the Company’s prior written consent.

(v)

The Group Companies has the obligation to keep confidential all the data obtained from the Investor and its Affiliates and shall not disclose such data to any third parties without the Investor’s prior written approval.

(f)

Most Favored Nation Treatment. In the event that (i) the Company had granted any other investors or shareholders any rights, privileges or protections more favorable than those granted to the Investor under the Transaction Documents which were not disclosed to the Investor in Section 6.2(f) of the Disclosure Schedule, or (ii) if the Company grants any other investors or shareholders any rights, privileges or protections more favorable than those granted to the Investor under the Transaction Documents for the purpose of consummating a new round of equity financing in which the per share purchase price of the Equity Securities of the Company is lower than US$3.8088, the Investor would, at its option, be entitled to the same rights, privileges or protections at least pari passu with such investors or shareholders, unless otherwise waived in writing by the Investor.

(g)	Qualified IPO. The Company shall, and each Founder Party shall use its best efforts to cause the Company to complete a Qualified IPO on or before December 31, 2023.

(h)

Key Management Personnel Appointment and Post-IPO Independent Director Appointment. The Investor has the right to appoint key management personnel to the Company at any time and from time to time after the First Closing to participate in the supervision of the Company’s daily operations, including but not limited to appointing co-CEOs, COO, CTO, VP, director to the Company. Subject to the completion of the First Closing and applicable Law (including the rules of relevant stock exchanges) and without prejudice to the Investor’s right to designate any of the Investor Nominee Directors and the Investor Observer pursuant to Section 2.2 of the Investors Agreement, following the closing of the IPO, the Founder Parties shall use its best efforts to cause the Company to and the Company shall take all necessary or desirable actions as may be required under the applicable Laws and in accordance with its then-effective memorandum and articles of association to cause one additional individuals designated by the Investor to be appointed to the Board as the independent director, provided that such individual shall meet the director independence and qualification requirements under applicable Laws.

(i)

Compliance and Anti-bribery. Each Group Company shall, and each Founder Party shall cause each Group Company to, use its best efforts to cause any direct or indirect Subsidiary or entity Controlled by the Company, including without limitation the Group Companies, whether now in existence or formed in the future, to comply in all material respects with all applicable Laws, including but not limited to applicable PRC Laws relating to its business, Intellectual Property, anti-monopoly, taxation, employment, social welfare and benefits and foreign exchange, telecommunication, E-commerce, advertising, and any similar statute or law, rule, regulation, official policy, administrative and procedural requirements interpretation or pronouncement of any Governmental Authority. Without limiting the generality of the foregoing, each of the Group Companies and Founder Parties shall not, and the Founder Parties shall cause the Company not to, and the Company and the Founder Parties shall cause the Company, its Affiliates and their respective employees, officers, directors, agents, representatives or any other person acting for or on behalf of the foregoing (individually and collectively, a “Company Affiliate”) not to take any action, directly or indirectly, in violation of the FCPA, the anti-bribery Laws of the PRC (including, without limitation, the Criminal Law of the PRC, the Anti-Unfair Competition Law of the PRC, and their respective implementation rules), or any other applicable similar anti-bribery, anti-corruption, recordkeeping and internal controls Laws, including (but without limitation to): (a) paying, promising to pay or authorizing the payment of any money, offering, giving or authorizing the giving of anything of value; (b) using any funds for any unlawful contribution, gift, entertainment or other unlawful payments, in each case to (i) any official, employee or any other person acting in an official capacity for any Governmental Authority or any PRC state-owned enterprise, any political party or official thereof or to any candidate for political office (individually and collectively, a “Government Official”), or (ii) any person under circumstances where such Company Affiliate knows or is aware of a high probability that all or a portion of such money or thing of value would be offered, given or promised, directly or indirectly, to any Government Official, with the intent of obtaining any improper advantage, affecting or influencing any act or decision of any such Government Official in his official capacity, inducing any Government Official to do or omit to do any act in relation to his lawful duty or influence or affect any act or decision of any Governmental Authority, assisting any Group Company in obtaining or retaining business for, or with, or directing business to, any Person, or constituting a bribe, kickback or illegal or improper payment to assist any Group Company in obtaining or retaining business, and (c) accepting anything of value for any of the foregoing purposes. In addition, each of the Group Companies and Founder Parties shall not, and the Founder Parties shall cause the Company not to, and the Company and the Founder Parties shall cause the Company, its Affiliates and their respective Company Affiliates not to, establish or maintain any fund or assets in which any Group Company has proprietary rights that have not been recorded in the books and records of such Group Company.

(j)

Brand Name of Investor. Without the prior written consent of the Investor, none of the Group Companies and the Parties hereto (other than the Investor) shall, and each foregoing Person shall cause any of its Affiliates not to, (i) use in advertising, publicity, announcements, or otherwise, the name of Autohome or any of its Affiliates (including but without limitation to “Pingan”, “平安”, “Autohome”, and “汽车之家”) or the officers, directors, employees or partners of Autohome or any of its Affiliates, or any company name, trade name, trademark, service mark, domain name, device, design, symbol or any abbreviation, contraction or simulation thereof owned or used by Autohome or any of its Affiliates (in each case either alone or in combination thereof), or (ii) represent, directly or indirectly, that any product or services provided by any Group Company has been approved or endorsed by Autohome or any of its Affiliates. The obligations of each Group Company and each Party hereto (other than the Investor) under this Section 6.2(j) shall survive any termination or expiration of this Agreement. Each Party hereto (other than the Investor) acknowledges that Autohome or any of its Affiliates may claim against the defaulting Party in connection with any breach of this Section 6.2(j) by, including without limitation, (x) using the trademark, brand or trade name of a Party for the purpose of commercial publicity without the prior written consent of such Party; (y) fabricating the cooperation; and (z) exaggerating the scope, content, effect and scale of the cooperation (in each case, may or may not constitute unfair competition).

(k)

Issuable Securities. The Company covenants and agrees that (a) following the issuance of any Special Bonds pursuant to Section 2.4 and Section 3.3 there shall be reserved for issuance and allotment upon conversion of such Special Bonds such number of Series D+-1 Preferred Shares or other preferred shares of the Company issuable upon conversion of such Special Bonds, and for issuance and allotment upon conversion of such Series D+-1 Preferred Shares or other preferred shares of the Company, such number of Ordinary Shares, in each case as may be from time to time issuable upon conversion of such Special Bonds or conversion of such Series D+-1 Preferred Shares or other preferred shares of the Company (the “Issuable Securities”). All Issuable Securities shall be duly authorized and, when issued upon such conversion, shall be validly issued, fully paid and non-assessable, free and clear of any Liens (except as provided under applicable securities Laws and under the Transaction Documents), and free and clear of any preemptive rights, rights of first refusal or similar rights other than those that have been or will be duly waived prior to the Additional Closing in full; (b) the Company will take all such action as may be necessary to assure that such Issuable Securities shall be issued as provided herein without violation of any applicable law; and (c) the Company will take all such actions as may be necessary to assure that all Consents of any competent Governmental Authority or of any other Person that are required to be obtained by each Warrantor in connection with the consummation of such Additional Closing shall be obtained on or prior to such Additional Closing.

(l)

Intellectual Property. The Group Companies shall establish and maintain appropriate intellectual property protection system to protect the Intellectual Property of the Group Companies. The Group Companies shall, and the Founder and each of the Founder Parties shall cause the Group Companies to, make best efforts to fully comply with the Laws and regulations in respect of the protection of the Intellectual Property and refrain from interfering the Intellectual Property of others.

(m)

Repurchase Transaction. The Company shall perform its obligations and enforce its rights under the Repurchase Agreements in accordance with the terms thereof and shall take any such action requested by the Investor, to the extent reasonably practicable and feasible, to perform the Company’s obligations and/or enforce the Company’s rights thereunder. The Company may not, without prior written consent of the Investor, terminate, amend, modify or supplement any Repurchase Agreement, or waive any of the provisions thereunder, and shall promptly inform the Investor of any breach or other non-compliance of any Repurchase Agreement by any party thereto. Without limitation to the foregoing but only with respect to Announcement No. 7, to the extent required by applicable Laws, the Company and the applicable Selling Shareholders shall, and the Company shall ensure such Selling Shareholders which are not the parties of this Agreement (if any) shall, at their own expense, as soon as possible following the First Closing (and in any event within the period required by Announcement No. 7), duly and properly file and report the relevant Tax filings with the competent Tax authority and disclosures required by (and shall make such filings and disclosures in accordance with the requirements of) Announcement No. 7 in connection with the sale and repurchase of Repurchased Securities. If such competent Tax authority requires the Company or such Selling Shareholders to pay any Taxes in connection with the sale and purchase of Repurchased Securities as required by Announcement No. 7, the Company or such Selling Shareholders (as applicable) shall, and the Company shall use its best efforts to ensure such Selling Shareholders which are not the parties of this Agreement (if any) shall, pay such Taxes timely and in full in accordance with the requirement of the Tax authority.

(n)

Performance Target. Each Warrantor shall procure achievement of certain Performance Target by the Company to the satisfaction of the Investor, and provide evidence thereof to the Investor, details as specified in Part II of SCHEDULE 4

7.	CLOSING CONDITIONS

7.1	Conditions of the Investor’s Obligations at the First Closing

The obligations of the Investor to consummate First Closing under Section 3.1 of this Agreement are subject to the fulfillment, to the satisfaction of the Investor on or prior to the First Closing, or waiver by the Investor in writing, of the following conditions:

(a)

Representations and Warranties. Each of the Warrantors Warranties shall have been true and complete when made and shall be true and complete on and as of any Closing with the same effect as though such representations and warranties had been made on and as of the First Closing Date, except in either case for those representations and warranties that address matters only as of a particular date, which representations will have been true and complete as of such particular date.

(b)

Performance. Each Warrantor shall have performed and complied with all obligations and conditions contained in the Transaction Documents to which it is a party, that are required to be performed or complied with by each of them on or before the First Closing.

(c)

Authorizations. All Consents of any competent Governmental Authority or of any other Person that are required to be obtained by each Warrantor in connection with the consummation of the transactions contemplated by such Transaction Document to which it is a party (including but not limited to those related to the lawful issuance, sale and reservation of the Subscription Shares, the Special Bonds, and Conversion Shares, and any waivers of notice requirements, rights of first refusal, preemptive rights, veto rights, distribution rights, conversion rights, put or call rights) and the repurchase of the Repurchased Securities, including without limitation, necessary board and shareholder approvals of each Group Company and all Consents as set forth under Section 6 of the Disclosure Schedule, shall have been duly obtained and effective as of the First Closing Date, and evidence thereof shall have been delivered to the Investor.

(d)

Proceedings and Documents. All corporate and other proceedings in connection with the transactions to be completed at the First Closing and all documents incident thereto, including without limitation written approval from the requisite number of the then current holders of equity interests of the Company and each other Group Company, as applicable, with respect to this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby, shall have been completed in form and substance reasonably satisfactory to the Investor, and the Investor shall have received all copies of such documents.

(e)

Memorandum and Articles. The Memorandum and Articles shall have been duly adopted by all necessary action of the Board and shareholders of the Company and such adoption shall have become effective on or prior to the First Closing with no alternation or amendment as of the First Closing, and reasonable evidence thereof shall have been delivered to the Investor.

(f)

Transaction Documents. Each of the parties to the Transaction Documents, other than the Investor, shall have executed and delivered such Transaction Documents (other than the Special Bonds and the Special Bond Conditions) to the Investor.

(g)

Indemnification Agreements. The Company shall have executed and delivered to the Investor the indemnification agreements with each of the Investor Nominee Directors (other than Jun ZOU) (collectively, the “Indemnification Agreements”) in form and substance attached hereto as SCHEDULE 11.

(h)

Opinion of Counsel. The Investor shall respectively have received from Maples and Calder (Hong Kong) LLP, Cayman counsel for the Company, and Han Kun Law Offices, PRC counsel for the Company, opinions, dated as of the First Closing, in substantially the form attached hereto as SCHEDULE 10.

(i)

Board of the Company. The Company shall have taken all necessary corporate action such that effective from the First Closing the Board shall have five (5) members, among which three (3) individuals designated by the Investor in writing shall be appointed as directors of the Company (each an “Investor Nominee Directors”) and the current Directors other than the SIG Director, the Autohome Director and one of the Ordinary Directors shall have been resigned from the Board, and evidence of the foregoing appointment and resignation shall have been delivered to the Investor.

(j)	No Material Adverse Effect. As of the First Closing Date, there shall have been no Material Adverse Effect.

(k)	Due Diligence. The Investor shall have completed its business, legal, financial due diligence investigation of the Group to its satisfaction in its sole discretion.

(l)

No Order. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) which (i) is in effect, and (ii) has the effect of making the transactions contemplated by the Transaction Documents illegal or otherwise prohibiting consummation of the transactions contemplated hereby.

(m)

Repurchase Closing. The Repurchase Agreements and all documents relating to or necessary for the closing contemplated under the Repurchase Agreements shall have been duly executed and valid and legally binding on the parties thereto, and shall explicitly provide for tax filing and payment obligations for the applicable party to such Repurchase Agreement. Each of the conditions to consummate the closing of such repurchase under the Repurchase Agreements shall have been satisfied or duly waived, with evidence delivered and satisfactory to the Investor. The parties to the Repurchase Agreements shall ensure that the closing of such repurchase occurs simultaneously with the First Closing.

(n)	Closing Deliverables. The Investor shall have each of the items required to be delivered by the Company pursuant to Section 3.4(a).

(o)	Other Conditions. Other conditions found out during the due diligence or requested by the Investor as listed in section A of SCHEDULE 5 herein.

(p)

Closing Certificate. The Founder, in her capacity as the chief executive officer and a director of the Company, shall have executed and delivered to the Investor at the First Closing a certificate dated as of the First Closing Date stating that (i) the conditions specified in this Section 7.1 (including the conditions listed in section A of SCHEDULE 5, but except for those conditions specifically subject to the satisfaction of the Investor) have been fulfilled as of the First Closing, and (ii) attaching thereto good standing certificate with respect to the Company from the applicable authority dated no more than ten (10) days prior to the First Closing.

7.2	Conditions of the Investor’s Obligations at the Second Closing

The obligations of the Investor to consummate Second Closing under Section 3.2 of this Agreement are subject to the fulfillment, to the satisfaction of the Investor on or prior to the Second Closing, or waiver by the Investor in writing, of the following conditions:

(a)

Representations and Warranties. Each of the Warrantors Warranties shall have been true and complete when made and shall be true and complete on and as of the Second Closing with the same effect as though such representations and warranties had been made on and as of the Second Closing Date, except in either case for those representations and warranties that address matters only as of a particular date, which representations will have been true and complete as of such particular date.

(b)

Performance. Each Warrantor shall have performed and complied with all obligations and conditions contained in the Transaction Documents to which it is a party, that are required to be performed or complied with by each of them on or before the Second Closing.

(c)

Authorizations. All Consents of any competent Governmental Authority or of any other Person that are required to be obtained by each Warrantor in connection with the consummation of the transactions contemplated by such Transaction Document to which it is a party (including but not limited to those related to the lawful issuance, sale and reservation of the Subscription Shares, the Special Bonds, and Conversion Shares, and any waivers of notice requirements, rights of first refusal, preemptive rights, veto rights, distribution rights, conversion rights, put or call rights), including without limitation, necessary board and shareholder approvals of each Group Company and all Consents as set forth under Section 6 of the Disclosure Schedule, shall have been effective as of the Second Closing, and evidence thereof shall have been delivered to the Investor.

(d)

Proceedings and Documents. All corporate and other proceedings in connection with the transactions to be completed at the Second Closing and all documents incident thereto, including without limitation written approval from the requisite number of the then current holders of equity interests of the Company and each other Group Company, as applicable, with respect to this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby, shall have been completed in form and substance reasonably satisfactory to the Investor, and the Investor shall have received all copies of such documents.

(e)	No Material Adverse Effect. Since the First Closing Date, there shall have been no Material Adverse Effect.

(f)

No Order. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) which (i) is in effect, and (ii) has the effect of making the transactions contemplated by the Transaction Documents illegal or otherwise prohibiting consummation of the transactions contemplated hereby.

(g)	Closing Deliverables. The Investor shall have each of the items required to be delivered by the Company pursuant to Section 3.4(a).

(h)	Other Conditions. Other conditions found out during the due diligence or requested by the Investor as listed in section B of SCHEDULE 5 herein.

(i)

Closing Certificate. The Founder, in her capacity as the chief executive officer and a director of the Company, shall have executed and delivered to the Investor at the Second Closing a certificate dated as of the Second Closing stating that (i) the conditions specified in this Section 7.2 (including the conditions listed in section B of SCHEDULE 5, but except for those conditions specifically subject to the satisfaction of the Investor) have been fulfilled as of the Second Closing, and (ii) attaching thereto good standing certificate with respect to the Company from the applicable authority dated no more than ten (10) days prior to the Second Closing.

7.3	Conditions of the Company’s Obligations at each Closing

The obligations of the Company to consummate each Closing under Section 3 of this Agreement are subject to the fulfillment, to the satisfaction of the Company on or prior to such Closing, or waiver by the Company, of the following conditions:

(a)

Representations and Warranties. The Investor Warranties shall have been true and complete when made and shall be true and complete on and as of each Closing with the same effect as though such representations and warranties had been made on and as of the date of such Closing, except in either case for those representations and warranties that address matters only as of a particular date, which representations will have been true and complete as of such particular date.

(b)

Performance. The Investor shall have performed and complied with all covenants, obligations and conditions contained in this Agreement and the other Transaction Documents to which it is a party that are required to be performed or complied with by the Investor on or before such Closing.

(c)

Execution of Transaction Documents. The Investor shall have executed and delivered to the Company the Transaction Documents to which the Investor is a party (other than the Special Bonds and the Special Bond Conditions).

(d)

No Order. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) which (i) is in effect, and (ii) has the effect of making the transactions contemplated by the Transaction Documents illegal or otherwise prohibiting consummation of the transactions contemplated hereby.

(e)

Release of Certain Share Charge. Prior to the First Closing, 1,575,299 Ordinary Shares held by Gold Regent which is charged to Autohome Inc. shall be released; 8,089,681 Ordinary Shares held by Gold Regent shall continue be charged to Autohome Inc. pursuant to a new deed of charge over shares executed by the Company, Gold Regent and Autohome Inc. prior to or on the First Closing Date (the “Deed of Share Charge”).

8.	CONFIDENTIALITY

8.1

Each Party shall, and shall cause any Person who is Controlled by such Party to, keep confidential the existence and content of this Agreement, the other Transaction Documents and any related documentation, the identities of any of the Parties, and other information of a non-public nature received from any other Party or prepared by such Party exclusively in connection herewith or therewith (collectively, the “Confidential Information”) unless the Company and the Investor shall mutually agree otherwise; provided, that any Party may disclose Confidential Information or permit the disclosure of Confidential Information (a) to the extent required by applicable Laws or the rules of any stock exchange, (b) to its officers, directors, employees, and professional advisors on a need-to-know basis for the performance of its obligations in connection herewith so long as such Party advises each Person to whom any Confidential Information is so disclosed as to the confidential nature thereof, and (c) to its current or bona fide prospective investor, investment bankers and any Person otherwise providing substantial debt or equity financing to such Party so long as the Party advises each Person to whom any Confidential Information is so disclosed as to the confidential nature thereof.

8.2

For the avoidance of doubt, Confidential Information does not include information that (a) was already in the possession of the receiving Party before such disclosure by the disclosing Party, (b) is or becomes available to the public other than as a result of disclosure by the receiving Party in violation of this Section 8, or (c) is or becomes available to the receiving Party from a third party who has no confidentiality obligations to the disclosing Party.

8.3

Each Party shall not make any announcement regarding the consummation of the transaction contemplated by this Agreement, other Transaction Documents and any related documentation in a press release, conference, advertisement, announcement, professional or trade publication, marketing materials or otherwise to the general public without the other Parties’ prior written consent.

8.4

The Investor intends to transfer some Confidential Data, including without limitation, operating data and technical data, necessary to allow for performance of its obligations pursuant to this Agreement. All Confidential Data transferred from the Investor or any Affiliate of the Investor (each, a “Discloser”) to any Group Company (each, a “Recipient”) shall be considered confidential information of the Discloser which (i) shall be utilized by the Recipient solely for purposes of performing obligations pursuant to this Agreement and (ii) shall not be disclosed by the Recipient to any third party without the prior written consent of the Discloser. All Confidential Data acquired by Recipient or its employees or agents shall remain Discloser’s exclusive property, and Recipient shall use best efforts (which in any event shall not be less than the efforts Recipient takes to ensure the confidentiality of its own proprietary and other confidential information) to keep, and have its employees and agents keep, any and all such information and data confidential, and shall not copy or publish or disclose it to others, or authorize its employees, or agents or anyone else to copy, publish, or disclose it to others, without Discloser’s prior written approval and shall return such information and data to Discloser at its request. Recipient shall only use any Confidential Data in connection with the performance of its obligations under this Agreement. The Confidentiality obligations of the Parties shall survive for five (5) years following the termination or expiration of this Agreement. Upon termination or expiration of this Agreement, each Recipient shall deliver to the Discloser, or at the Discloser’s option destroy, all Confidential Data (in physical or in electronic format including databases) of the Discloser then in the possession of the Recipient and shall not retain copies thereof, and shall send written testimony confirming the list of items destroyed and the date(s) destroyed.

9.	INDEMNITY

9.1	General Indemnity

Each Warrantor (each, an “Indemnifying Party”) hereby agrees to, jointly and severally, indemnify and hold harmless the Investor and its Affiliates, together with their respective directors, stockholders, members, partners, successors and assigns (each, an “Indemnified Party”) from and against, and shall reimburse each Indemnified Party for, any and all Losses suffered by such Indemnified Party as a result of or based upon or arising from any untruthfulness, inaccuracy, or incompleteness in or breach or nonperformance of any of the representations, warranties, covenants or agreements made by the Warrantors under this Agreement. The representations, warranties, covenants and agreements made by any Warrantor in or pursuant to this Agreement or any of the other Transaction Documents or the Control Documents shall survive the First Closing Date, the Second Closing Date and each Additional Closing Date.

9.2	Tax Indemnity

Notwithstanding anything contained in the Disclosure Schedule, each Warrantor shall jointly and severally indemnify at all times and hold harmless each Indemnified Party from and against any Losses attributable to (x) any Taxes of any Group Company for all taxable periods ending on or before the First Closing and the portion through the end of the First Closing for any taxable period that includes (but does not end on) the First Closing, (y) all Liability for any Taxes of any other Person imposed by any Governmental Authority on any Group Company as a transferee, successor, withholding agent, or accomplice in connection with an event or transaction occurring before the First Closing, and (z) all Liability for Taxes attributable to any misrepresentation or breach of warranty made in Section 9 of SCHEDULE 2 of this Agreement.

9.3	Special Indemnity

Notwithstanding anything contained in the Disclosure Schedule, each Indemnifying Party shall jointly and severally indemnify at all times and hold harmless each Indemnified Party from and against any and all Losses suffered by such Indemnified Party, directly or indirectly, as a result of, or based upon or arising from any of the following:

(a)

any failure of any Group Company to obtain or maintain, prior to the First Closing, any approvals, permits, certificates, licenses, filings or registrations required for its respective business and operations as now conducted under applicable Laws and any failure of any Group Company to conduct its respective business in compliance with applicable Laws or Governmental Orders; and

(b)	any violation, infringement or misappropriation of any Intellectual Properties of any other Person by the Warrantors.

9.4	Indemnity Limitations

Except to the extent arising as a direct result of fraud, willful misconduct or willful concealment by any Warrantor (as the case may be), notwithstanding the foregoing provisions, (i) any Indemnified Party shall be entitled to seek indemnification with respect to any Loss after the aggregate amounts of Losses as a result of, or based upon or arising from any inaccuracy in or breach or nonperformance of any of the representations, warranties, covenants or agreements made by any Warrantor in or pursuant to this Agreement or any Losses indemnifiable pursuant to Sections 9.1, 9.2, and 9.3 are greater than or equal to US$1,000,000; (ii) the aggregate indemnification liability of the Warrantors under this Agreement with respect to the Investor (including all of its relevant Indemnified Parties) shall be capped at the sum of the Subscription Price and the aggregate amount of the Additional Closing Subscription Price of each then outstanding Special Bond (if any); (iii) the Founder Parties shall bear and assume the relevant indemnification liability only when all the Group Companies fail to satisfy the relevant indemnification liability pursuant to this Agreement in full within thirty (30) days after the claim is duly filed; (iv) the Founder Parties shall be exempted and acquitted from any indemnity liabilities provided in this Section 9 as long as the relevant indemnity matter is carried out jointly by Co-CEOs, one of which is appointed by the Investor, or solely by the Founder duly following the instructions or resolutions of the Board and/or Shareholders of the Company; and (v) the aggregate indemnification liability of the Founder Parties under this Agreement with respect to the Investor (including all of its relevant Indemnified Parties) shall be limited to the amount equal to the then fair market value of all the Ordinary Shares held by the Founder Parties in the Company as of the date of this Agreement, which such fair market value shall be determined by the Board in good faith.

10.	TERMINATION

10.1

(y) Prior to the First Closing Date, any Party (except as otherwise provided below in this Section 10.1) shall have the right (but not obligation) to terminate this Agreement by delivering a written notice to the other Parties upon the occurrence of any of the following events:

(a)	by mutual written consent of the Parties;

(b)

the First Closing does not occur on or before December 31, 2020 (or any later date mutually agreed by the Investor and the Company), in which event the Party responsible for the non-occurrence of the First Closing shall not have the right to terminate; for the avoidance of doubt, if First Closing does not occur solely due to any delay of the ODI Procedures for the transactions contemplated hereunder, the parties shall discuss in good faith to postpone the date to a later date mutually agreed;

(c)

any Warrantor breaches any provision of any Transaction Document to which it is a party in any material aspect, and such breach, if capable of being cured, is not cured within thirty (30) days after the date of written notification of such breach, in which event only the Investor has the right to terminate; or

(d)

the Investor breaches any Transaction Document to which it is a party in any material aspect, and such breach, if capable of being cured, is not cured within thirty (30) days after the date of written notification of such breach, in which event only the Warrantors have the right to terminate; and

(z) After the First Closing, the Company shall have the right to terminate this Agreement at any time if the Investor fails to fulfil its payment obligation pursuant to the Section 3.4(b) within fifteen (15) Business Days after the First Closing Date.

10.2	Effect of Termination

If this Agreement is validly terminated pursuant to the provisions of this Section 10, then this Agreement shall become void and have no further effect; provided, however, that no Party shall be relieved from any liabilities for a breach of this Agreement or for any misrepresentation hereunder, nor shall such termination be deemed to constitute a waiver of any available remedy (including specific performance if available) for any such breach or misrepresentation; provided further that the provisions of Sections 1, 8, 11, 12 and 13 shall survive the termination. Notwithstanding the foregoing, in the event that this Agreement is terminated according to Section 10.1(z), the Investor shall be obligated to surrender or return all First Closing Subscription Shares issued to the Investor in accordance with the terms of this Agreement at the First Closing.

10.3

In the event that the Second Closing does not occur on or before March 31, 2021, the Parties shall cooperate with each other and negotiate in good faith to postpone the Second Closing to a later date prior to June 30, 2021. In the event that the Second Closing does not occur for whatever reason, such failure of the Second Closing does not affect the transactions already done upon the First Closing.

11.	GOVERNING LAW AND DISPUTE RESOLUTION

11.1	Governing law. The Agreement is governed by and shall be construed in all respects in accordance with the Laws of Hong Kong.

11.2	Dispute Resolution.

(a)

Unless otherwise provided in the definition of “Material Adverse Effect” under Section 1.1, any dispute, controversy or claim (each, a “Dispute”) arising out of or relating to this Agreement, or the interpretation, breach, termination, validity or invalidity thereof, shall be referred to arbitration upon the demand of either party to the dispute with notice (the “Arbitration Notice”) to the other.

(b)

The Dispute shall be settled by arbitration in Hong Kong by the Hong Kong International Arbitration Centre (the “HKIAC”) in accordance with the Hong Kong International Arbitration Centre Administered Arbitration Rules (the “HKIAC Rules”) in force when the Arbitration Notice is submitted in accordance with the HKIAC Rules. There shall be three (3) arbitrators, who shall be qualified to practice law in Hong Kong. The claimants in the Dispute shall nominate one (1) arbitrator and the respondents in the Dispute shall nominate one (1) arbitrator. If either party fails to designate an arbitrator within thirty (30) days from the date of the Arbitration Notice, HKIAC shall appoint the arbitrator. The HKIAC Council shall appoint the third arbitrator, who shall serve as the presiding arbitrator. Failing such designation within thirty (30) days from the confirmation of the second arbitrator, HKIAC shall appoint the presiding arbitrator.

(c)

The arbitral proceedings shall be conducted in English. To the extent that the HKIAC Rules are in conflict with the provisions of this Section 11.2, including the provisions concerning the appointment of the arbitrators, the provisions of this Section 11.2 shall prevail.

(d)

Each party to the arbitration shall cooperate with each other party to the arbitration in making full disclosure of and providing complete access to all information and documents requested by such other party in connection with such arbitral proceedings, subject only to any confidentiality obligations binding on such party.

(e)	The award of the arbitral tribunal shall be final and binding upon the parties thereto, and the prevailing party may apply to a court of competent jurisdiction for enforcement of such award.

(f)

The arbitral tribunal shall decide any Dispute submitted by the parties to the arbitration strictly in accordance with the substantive Laws of Hong Kong (without regard to principles of conflict of Laws thereunder) and shall not apply any other substantive Law.

(g)	Any party to the Dispute shall be entitled to seek preliminary injunctive relief, if possible, from any court of competent jurisdiction pending the constitution of the arbitral tribunal.

(h)	During the course of the arbitral tribunal’s adjudication of the Dispute, this Agreement shall continue to be performed except with respect to the part in dispute and under adjudication.

(i)

All reasonable costs and expenses incurred by the Parties in connection with the arbitration proceeding and any proceeding in court to confirm, enforce or to vacate any arbitration award, as applicable (including without limitation, in connection with preparation for such arbitration or court proceedings), and in protecting or enforcing any rights under the Transaction Documents and/or any relevant amendment, supplement or waiver in respect of any of the Transaction Documents in connection with such protection or enforcement (including all legal fees and all goods and services, value added and other duties or taxes payable on such costs and expenses), shall, unless otherwise determined by the arbitration tribunal formed in accordance with this Section 11 or the relevant court vacating such arbitration award, as applicable, be borne by the losing party as determined by such arbitration tribunal or court, as applicable.

12.	NOTICES

12.1

Any notice or other communication to be given under this Agreement shall be in writing and may be delivered in person, or sent by e-mail, prepaid mail (or airmail if sent to another country) or facsimile to the relevant Party at its address appearing in this Agreement as follows:

(a)	in the case of the Group Companies and the Founder Parties at:

Address	: No. 3111 He Chuan Road, 3rd Floor of Building 3, Shanghai, PRC
Tel	: +86 21 8011 9168
E-mail	: ******
Attention	: ******

(b)	in the case of the Investor at:

Address	: 10th Floor Tower B, CEC Plaza, 3 Dan Ling Street, Haidian District, 100080, Beijing, the People’s Republic of China
Fax	: 0086-10-59857400
E-mail	: ******
Attention	: ******

or at such other addresses or facsimile number as it may notify to the other Parties under this Section 12.

12.2	Unless there is evidence that it was received earlier, a notice or communication is deemed given if:

(a)	delivered in person, when left at the address referred to in Section 12.1;

(b)	sent by prepaid registered post or courier, three (3) Business Days (or five (5) Business Days if sent by airmail) after posting it;

(c)

sent by electronic mail, on the day such notice or communication is sent (unless the sender receives an automatic return email message that the original message was undeliverable), if such day is a Business Day and if sent during normal business hours of the recipient, otherwise the next Business Day; and

(d)

sent by facsimile, on the day such notice or communication is sent by properly addressing, and sending such notice or communication through a transmitting organization, with a written confirmation of delivery, if such day is a Business Day and if sent during normal business hours of the recipient, otherwise the next Business Day.

13.	MISCELLANEOUS

13.1

Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the Parties whose rights or obligations hereunder are affected by such terms and conditions. Notwithstanding the foregoing, this Agreement, and the rights and obligations hereunder, shall not be assigned without the mutual written consent of each of the Parties, except that the Investor may, at any time, assign to its Affiliates, its rights and obligations under this Agreement, the Bond, the Special Bonds, and any other Transaction Documents, and the Parties agree that to the extent of such assignment, such assignee Affiliate shall be deemed to have the same rights and benefits under the Transaction Documents as the Investor hereunder.

13.2

Severability. In case any provision of the Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected thereby. If, however, any provision of this Agreement shall be invalid, illegal, or unenforceable under any such applicable Laws in any jurisdiction, it shall, as to such jurisdiction, be deemed modified to conform to the minimum requirements of such Law.

13.3

Further Assurances. Upon the terms and subject to the conditions herein, each of the Parties hereto agrees to use its reasonable best efforts to take or cause to be taken all action, to do or cause to be done, to execute such further instruments, and to assist and cooperate with the other Parties hereto in doing, all things necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement and the other Transaction Documents (it being understood that no Party shall be obligated to grant any waiver of any condition or other waiver hereunder).

13.4

Fees and Expenses. The Company shall reimburse the Investor for all costs and expenses incurred by it relating to the negotiation, preparation, execution and performance of this Agreement and of each document referred to in it (including the costs of legal counsel, accountants, auditors, other consultants and professionals, travel and related expenses, and governmental fees and charges).

13.5

Finder’s Fees. Each Party warrants to the other Parties hereto that it has retained no finder or broker in connection with the transactions contemplated by this Agreement and other Transaction Documents and hereby agrees to indemnify and to hold harmless the other Parties hereto from and against any Liability for any commission or compensation in the nature of a finder’s fee of any broker or other Person or firm (and the costs and expenses of defending against such Liability or asserted Liability) for which the indemnifying Party or any of its employees or representatives are responsible.

13.6

Entire Agreement. This Agreement and the other Transaction Documents constitute the entire agreement of the Parties with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the Parties with respect to the subject matter hereof and thereof.

13.7	Variations. No amendment, change or addition hereto shall be effective or binding on either Party unless made in writing and executed by each of the Company and the Investor.

13.8

No Partnership. Nothing in this Agreement shall constitute, or be deemed to constitute, a partnership, joint venture, association, agency or other cooperative entity between the Parties or any of them.

13.9	Rights Cumulative. The rights, powers and remedies contained in this Agreement are cumulative and not exclusive of any rights or remedies provided by Law.

13.10

Time. Time shall be of the essence of this Agreement both as regards any dates, times and periods mentioned and as regards any dates, times and periods which may be substituted for them in accordance with this Agreement.

13.11

Remedies. The failure to exercise or the delay in exercising any right, power or remedy provided by Law or under this Agreement shall not operate to impair the same or be construed as a waiver thereof and no single or partial exercise of any such right, power or remedy shall prevent any further or other exercise of the same or the exercise of any other right, power or remedy.

13.12

No Waiver. No waiver by any Party of any requirement of this Agreement or of any remedy or right under this Agreement shall have effect unless given by notice in writing signed by such Party. No waiver of any particular breach of the provisions of this Agreement shall operate as a waiver of any repetition of such breach.

13.13

Counterparts. This Agreement may be executed in any number of counterparts (whether original or PDF counterparts) each executed by one or more Parties but, taken together, they shall constitute one and the same instrument. Delivery of an executed counterpart of this Agreement by email (PDF) shall be as effective as delivery of a manually executed counterpart of this Agreement.

13.14

No Immunity. None of the Parties shall be entitled to claim immunity from legal proceedings with respect to itself or any of its assets on the grounds of sovereignty under any Law or in any jurisdiction where an action may be brought for the enforcement of any of the obligations arising under or relating to this Agreement. To the extent that any Party or any of its assets has or hereafter may acquire any right to immunity from set-off, legal proceedings, attachment prior to judgement, other attachment or execution of judgement on the grounds of sovereignty, such Party hereby irrevocably waives such rights to immunity on the grounds of sovereignty in respect of its obligations arising under or relating to this Agreement.

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IN WITNESS WHEREOF, the Parties have duly executed this Preferred Share Purchase Agreement as of the date first above written.

COMPANY:

For and on behalf of
TTP CAR INC.

By:	/s/ Weiwei WANG (汪薇薇)

Name:	Weiwei WANG (汪薇薇)
Title:	Director

FOUNDER PARTIES:

Weiwei WANG (汪薇薇)

/s/ Weiwei WANG (汪薇薇)

For and on behalf of
GOLD REGENT INVESTMENT LIMITED

By:	/s/ Weiwei WANG (汪薇薇)

Name:	Weiwei WANG (汪薇薇)
Title:	Director

For and on behalf of
GOLD INFINITY HOLDINGS LIMITED

By:	/s/ Weiwei WANG (汪薇薇)

Name:	Weiwei WANG (汪薇薇)
Title:	Director

IN WITNESS WHEREOF, the Parties have duly executed this Preferred Share Purchase Agreement as of the date first above written.

FOUNDER PARTIES:

For and on behalf of GOLD TTP LTD

By:	/s/ Weiwei WANG (汪薇薇)

Name:	Weiwei WANG (汪薇薇)
Title:	Director

For and on behalf of GOLD AUTO LTD

By:	/s/ Weiwei WANG (汪薇薇)

Name:	Weiwei WANG (汪薇薇)
Title:	Director

IN WITNESS WHEREOF, the Parties have duly executed this Preferred Share Purchase Agreement as of the date first above written.

HK COMPANY:

For and on behalf of

TTP CAR (HK) LIMITED

By:	/s/ Weiwei WANG (汪薇薇)

Name:	Weiwei WANG (汪薇薇)
Title:	Director

PRC DOMESTIC COMPANIES:

For and on behalf of

SHANGHAI JINPAI E-COMMERCE Co., LTD. (Official Seal)

(上海谨拍电子商务有限公司) (盖章)

By:	/s/ Weiwei WANG (汪薇薇)

Name:	Weiwei WANG (汪薇薇)
Title:	Legal Representative

For and on behalf of

SHANGHAI JINWU AUTO TECHNOLOGY CONSULTANT CO., LTD. (Official Seal)

(上海谨务 汽车技术咨询有限公司) (盖章)

By:	/s/ Weiwei WANG (汪薇薇)

Name:	Weiwei WANG (汪薇薇)
Title:	Legal Representative

IN WITNESS WHEREOF, the Parties have duly executed this Preferred Share Purchase Agreement as of the date first above written.

PRC DOMESTIC COMPANIES:

For and on behalf

SUQIAN TTP CAR TECHNOLOGY CO., LTD. (Official Seal)

(宿迁天天拍车汽车科技有限公司) (盖章)

By:	/s/ Weiwei WANG (汪薇薇)

Name:	Weiwei WANG (汪薇薇)
Title:	Legal Representative

For and on behalf of

TTP CAR (JIANGSU) FINANCE LEASING CO., LTD. (Official Seal)

(天天拍车（江苏）融资租 赁有限公司) (盖章)

By:	/s/ Weiwei WANG (汪薇薇)

Name:	Weiwei WANG (汪薇薇)
Title:	Legal Representative

For and on behalf of

SHANGHAI ANTUO OLD VEHICLE BROKER CO., LTD. (Official Seal)

(上海安拓旧机动车经 纪有限公司) (盖章)

By:	/s/ Weiwei WANG (汪薇薇)

Name:	Weiwei WANG (汪薇薇)
Title:	Legal Representative

IN WITNESS WHEREOF, the Parties have duly executed this Preferred Share Purchase Agreement as of the date first above written.

INVESTOR:

For and on behalf of AUTO PAI LTD

By:	/s/ Jie HOU (侯洁)

Name:	Jie HOU (侯洁)
Title:	Director